Exhibit 99.1
                                                                    ------------

Press Release
                                                       For Immediate Release
    Contact: Dottye Robeson
                                                 Chief Financial Officer
                                                 Phone-574-722-3855
                                                 Fax-574-722-3857


     Logansport Financial Corp. Reports Earnings for the Three Months Ended
                                 March 31, 2003


Logansport, Indiana (April 22, 2003) Logansport Financial Corp., (NASDAQ Small Cap Market, LOGN), parent company of Logansport Savings Bank, reported net earnings for the three months ended March 31, 2003.

Net earnings for the three months ended March 31, 2003 totaled $364,000, compared to $320,000 for the three months ended March 31, 2002, a $44,000, or 13.7% increase. Diluted earnings per share were $.41 for the quarter ending March 31, 2003 and $.31 for the quarter ending March 31, 2002. The increase in earnings per share resulted from increased earnings as well as the effects of the Company's share repurchases year to year. The increase in earnings reflects a $23,000, or 2.2% increase in net interest income and a $90,000 increase in other income, including an $81,000 gain on the sale of mortgage-backed securities, which was partially offset by a $45,000, or 7.8%, increase in general, administrative and other expense. Logansport Financial Corp reported total assets at March 31, 2003 of $146.0 million, total deposits of $93.7 million and stockholders' equity of $15.6 million.

The Annual Meeting of Shareholders of Logansport Financial Corp. was held on April 8, 2003. James Bauer and William Tincher, Jr. were re-elected Directors. Also serving as Directors are Brian Morrill, Susanne Ridlen, Dr. Todd Weinstein, Thomas Williams, Charles Evans, and David Wihebrink.

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                           LOGANSPORT FINANCIAL CORP.
                       SELECTED FINANCIAL DATA (Unaudited)
                  (Dollars in thousands, except for share data)


                                      3/31/03            12/31/02

Total assets                          $145,962           $150,099
Loans receivable, net                  109,586            110,386
Allowance for loan losses                1,498              1,458
Cash and cash equivalents                9,646             13,517
Securities, available for sale          19,447             19,069
Federal Home Loan Bank Stock             2,003              2,003
Equity Investment                        1,015              1,026
Deposits                                93,690             98,325
Borrowings                              33,836             33,836
Shareholders' equity                    15,609             15,373
Shares Outstanding                     851,672            848,958
Nonperforming loans                      1,420              1,484
Real Estate Owned                          153                  -



                                       Quarter ended 3/31    Quarter  ended 3/31
                                             2003                   2002

Interest income                             $2,195                 $2,302
Interest expense                             1,117                  1,247
Net interest income                          1,078                  1,055
Provision for loan losses                       90                     90
Net interest income after provision            988                    965
Gain on sale of investments                     81                      -
Gain on sale of loans                            5                      -
Total other income                              79                     87
Loss on equity investment                      (24)                   (36)
Total general, admin. & other expense          620                    575
Earnings before income taxes                   509                    441
Income tax expense                             145                    121
Net earnings                                   364                    320
Basic earnings per share                      $.43                   $.32
Diluted earnings per share                    $.41                   $.31
Weighted average shares o/s                850,333              1,013,176